Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: MARCH 06, 2013 / 1:00PM GMT
OVERVIEW:
BIG reported consolidated income from continuing operations of $120.3m and diluted EPS from continuing operations of $2.09. Guidance for 1Q13 is diluted EPS for continuing operations of $0.53-0.65.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director, IR
Steve Fishman Big Lots, Inc. - Chairman, President & CEO
Chuck Haubiel Big Lots, Inc. - EVP, Legal & Real Estate, General Counsel & Corporate Secretary
Tim Johnson Big Lots, Inc. - SVP, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS
Nathan Rich Citigroup - Analyst
Joe Feldman Telsey Advisory Group - Analyst
Laura Champine Canaccord Genuity - Analyst
Meredith Adler Barclays Capital - Analyst
Jon Berg Piper Jaffray - Analyst
Patrick McKeever MKM Partners - Analyst
Paul Trussell Deutsche Bank Research - Analyst
Jeffrey Stein Northcoast Research - Analyst
Matthew Boss JPMorgan - Analyst
Anthony Lebiedzinski Sidoti & Company - Analyst
Morris Ajzenman Griffin Securities - Analyst
David Mann Johnson Rice & Company - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2012 conference. Today's conference is being recorded.

During this session all lines will be muted until the question-and-answer portion of the call. (Operator Instructions)

At this time I would like to introduce today's first speaker, Director of Investor Relations Andy Regrut. Please go ahead, sir.

Andy Regrut - Big Lots, Inc. - Director, IR

Thanks, David, and thank you, everyone, for joining us for our fourth quarter conference call. With me here today in Columbus are Steve Fishman, our Chairman, CEO, and President; Chuck Haubiel, Executive Vice President, Chief Administrative Officer; and Tim Johnson, Senior Vice President, Chief Financial Officer.

Before we get started I would like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties, and are subject to our Safe Harbor Provisions as stated in our press release and our SEC filings, and that actual results may differ materially from those described in our forward-looking statements.

Our consolidated financials include results from our U.S. Operations and from our Canadian business that was acquired on July 18, 2011. Our statements also include immaterial amounts of discontinued operations activity.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

All commentary today is focused on adjusted non-GAAP results from continuing operations. A reconciliation of GAAP to non-GAAP adjusted earnings for fiscal 2012 is available in today's press release.

One other housekeeping item to mention. Starting in the fourth quarter of 2012, the results of the Toy business were moved from Play n Wear to the Hardlines category as a result of a realignment of management responsibilities. The Play n Wear category now consists of Electronics, Jewelry, Apparel, Lingerie, Hosiery, and Infants, while Hardlines includes Toys, Automotive, Tools, Paint, Electric, Plumbing, Home Maintenance, Appliances, Books, and Sporting Goods. This change, along with the separation of Consumables into two separate categories, Food and Consumables, will be discussed by Steve later in the call and reflected in our Form 10-K to be filed in early April.

This morning Steve will start the call with a few opening comments, Chuck will provide an update on real estate, TJ will comment on the financial results for 2012 and our guidance for fiscal 2013, and Steve will complete our prepared remarks before taking your questions. So with that I will turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

Thanks, Andy, and good morning, everyone. As we entered the fourth quarter, we knew that customer buying trends in the U.S. would be difficult to predict given the national election, an uncertain economy, and a challenging job market.

On our last call we discussed early Q4 trends. You will recall the first two to three weeks of November were very tough with the national election and several external factors impacting retailers' results. Then Thanksgiving and Black Friday came along, customers responded, and our business trend started to show some improvement.

We were pleased to see the improving trends from Thanksgiving weekend continue, and for the five-week December period, comps were slightly positive. However, as you have heard from other retailers, the finish to Q4, specifically the latter part of January, was quite a challenge. The mandated payroll tax increase kicked in around January 15th, and we noticed a change in consumer buying trends.

The more significant challenge for our business was the delay in income tax refund activity, which likely impacts a discretionary business like ours harder than, say, a traditional discounter. In particular, our Furniture business and other big-ticket categories were the hardest hit. So while we posted a comp sales decline of 3.5% for Q4, we were trending to a better result up until the last two to three weeks of the quarter.

From a merchandising perspective in the U.S., Seasonal was our best performing business in the quarter comping up mid-single digits. We felt very good about our strategies going into the holiday season, particularly with Trim-a-Tree, which was well planned, featured new and exciting trend-right product, and produced a high single-digit comp on top of a low double-digit comp from last year. We believe there continues to be growth opportunities in Trim-a-Tree as we look to 2013.

Play n Wear finished flattish for the quarter. We saw strength in Jewelry and Apparel driven by a special closeout buying opportunity. Electronics was down 3% to 4%, up against a 20% comp increase last year. Tablets and accessories did perform very well, while DVDs and Gaming continue to be down trending businesses.

Food and Consumables were down low single digits, which was largely expected and mirrored company trends. We made some changes in personnel in this key area, which I will touch on, and in the last several weeks, we have begun to notice a difference in content and performance.

Furniture comps were off mid-singles against a double-digit comp increase last year. Here, the impact of income tax refunds was significant. In fact, it moved the Q4 comp downward in this category by 2 to 3 points in just the last two to three weeks of the quarter. Mattresses were strong and Case Goods, led by Fireplaces, were positive. In Fireplaces, we pushed the envelope on price lines and SKU count. We learned how far we can go, and I am pleased with this business.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

In other parts of merchandising, Toys continued to be a down trending business at retail which did not surprise us and our Home business remained below last year. In Home, we were off-trend and did not provide the breadth of assortment or quality and the value the customers demand. In this key category we have also made personnel changes.

So that is a view of the U.S.

Now turning to Canada, Q4 was our most successful quarter to date as we continued to make progress towards our long-term goals, and we recorded our best financial result since the acquisition of the business in July of 2011.

On the top line, volume continued to build sequentially. Q4 sales were $48.6 million, 25% higher than Q3 and within the guidance range we provided in December. On the bottom line, we recorded our first operating profit which was at the favorable end of our guidance from December.

From a merchandising perspective, the largest growth came in the categories of Seasonal, Consumables, and Home as customers continue to respond favorably to our focus on expanded assortments, better quality and extreme value.

From a Seasonal perspective, we probably over-inventoried the stores to understand how high is high in Trim-a-Tree. We liked the volume and learned how to plan 2013. Interestingly, from a Seasonal perspective, there seems to be a more favorable response to Toys in Canada than in the United States.

In terms of Consumables, it is all about closeouts and deals. That is what the customer responds to. There is probably a higher penetration of closeouts in Canada than in the U.S. right now, which is likely a benefit with the large majority of the closeouts being sourced in Canada.

Home just became fully assorted in the Fall and did experience growth as a result. However, similar to the U.S., we have opportunities to improve our content and quality. Additionally, we have done meaningful volume in Furniture and believe there is an upside potential with tighter and more focused assortments.

Like our U.S. business, sales trends in Canada were softer in January and early February than the results during November and December. I believe we have made inroads with the customer in Canada and my expectation is the merchandise content and quality will take a big step forward in 2013, just in time for us to introduce the Big Lots brand and begin to test some marketing.

Now I am going to turn it over to Chuck for an update on real estate.

Chuck Haubiel - Big Lots Inc - EVP, Legal & Real Estate, General Counsel & Corporate Secretary

Thanks, Steve. During the fourth quarter we opened 32 new stores in the U.S. and closed 19, leaving us with 1,495 stores and total selling square footage of 32.6 million. For the full year of fiscal 2012, we opened 87 new stores and closed 42 locations, a net add of 45 stores in the U.S., representing a 3% increase over fiscal 2011.

From a new store perspective, we are planning for slower growth in 2013 for a couple of different reasons. We have consistently said that we would not just open new stores to hit a number. We acknowledge the pool of available sites the last couple of years benefited from certain retailers failing or significantly downsizing.

With the recent announcement of additional industry consolidation, we may be at the beginning of a new cycle, but it takes time for opportunities to develop and locations to become available, and when they are, we stand ready to pounce.

Also, we acknowledge flattish sales productivity the last couple of years makes the pro forma more difficult. Instead, we will divert some of our real estate capital to other tests or initiatives that could provide a better return for our shareholders.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

A major initiative in real estate for 2012 was a full market remodel test, a program designed to provide our customers with a like-new, in-store experience. We identified 16 stores in two markets -- Miami, Florida, and the Modesto/Fresno area in northern California. The renovations are complete and a marketing and media campaign reintroduced these markets to both our existing loyal customer base as well as potential new Big Lots shoppers.

On average, the CapEx for a remodeled store was approximately $300,000 and addressed all physical aspects of the store, including new fixtures, floors, ceilings, doors, lighting, and signs. Additionally, the stores presented a new merchandise layout, or traffic pattern, for the customer. Again, designed to present the look and feel of a new store.

The early results from the test have been encouraging, particularly in Florida, where incremental sales lifts have been in the mid to high single-digit range. The response in California was more tempered but still encouraging. While this is certainly good news, we will continue to monitor results, understand how sustainable the lift is, and further dip our toe in the water in 2013 by expanding this testing initiative with three additional markets or 30 additional stores.

Similar to Miami and Modesto, test markets for 2013 are larger volume, important, and mature in age and physical plant, and also represent stores where we have term remaining and relocations are not widely available. We recognize the need to enhance the shopping experience for our customers in these locations.

Shifting now to Canada, there were no new stores opened or stores closed during the fourth quarter. We closed a total of three locations during fiscal 2012 and ended the year with 79 Liquidation World, or LW, stores.

As we look at 2013, we anticipate introducing the Big Lots brand to Canada by opening our first two or three new stores and rebranding a handful of others in Ontario. The new stores look and feel similar to a new U.S. store and will be close to 30,000 square feet to give us the opportunity to appropriately merchandise the store.

As many of you know, today a large number of the stores in Canada are smaller in size which creates a challenge for us to present a full merchandising assortment. In the rebranded stores, the goal is similar to the U.S., focus on stores which are some of our higher volume and higher traffic locations, stores that are larger in size and need physical plant updates, enabling us to launch the Big Lots brand with marketing and excitement.

Now I will turn it over to TJ.

Tim Johnson - Big Lots, Inc. - SVP, Chief Financial Officer

Thanks, Chuck, and good morning, everyone. I am going to cover results for Q4 and then we will move into a discussion on 2013.

Speaking first to U.S. operations, sales for the fourth quarter of fiscal 2012 were $1.705 billion, an increase of 4.4% compared to the $1.633 billion we reported for the fourth quarter of last year. Comparable store sales decreased 3.5%, which was in line with our guidance.

As was mentioned earlier, after the November/December time frame, or the 9 Weeks of Christmas, comps were trending to a better outcome, something in the range of a decline in the low 2%s, but the latter part of January was much more volatile.

Q4 operating profit dollars were $197 million, up slightly from last year. The operating profit rate was 11.6%, down 40 basis points to last year. The decline in rate was driven by lower comps and a lower gross margin rate, partially offset by expense leverage. Our gross margin rate was 39.6%, down 60 basis points to last year with the decrease primarily the result of higher markdowns.

Total expense dollars were $479 million and the fourth-quarter expense rate was 28.1%, a 20 basis point improvement to last year. Expense leverage came from Advertising, Bonus, Stock Comp expense, and the impact of the 53rd week on fixed expenses, partially offset by higher Occupancy and Depreciation expense. Interest expense of U.S. operations was $1.5 million compared to $0.8 million last year, and our tax rate for the fourth quarter of fiscal 2012 was 38.6% compared to last year's 38.5%.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

In total, our U.S. business reported income from continuing operations for the fourth quarter of fiscal 2012 of $120.1 million, or $2.08 per diluted share, a record quarter and a 14% increase to last year's $1.83 per diluted share.

In terms of Canada, we recorded net income of $0.2 million, our first profitable quarter since we acquired the business back in July of 2011. So from a consolidated point of view, we reported income from continuing operations of $120.3 million, or $2.09 per diluted share. This compares to our December guidance of $1.91 to $2.10 per diluted share and to last year's income from continuing operations of $114.7 million, or $1.75 per diluted share.

Moving on to the balance sheet, inventory on a consolidated basis ended the fourth quarter of fiscal 2012 at $918 million compared to $825 million last year. The increase was driven by growth and improvement of inventory content related to our Canadian operations, a 3% increase in U.S. store count, and a 6% increase in per-store inventory in our U.S. stores.

The per-store increase in inventory in our U.S. stores relates to, one, higher in-transit inventory due to a fiscal calendar shift; two, building the breadth and depth of our Consumables offering through certain deals that were available at quarter end; and, three, softer January sales, particularly in Furniture. We see this level of inventory growth as temporary in nature as inventory levels through the balance of the Spring season are planned below last year.

For the full year fiscal 2012, total CapEx was $131 million compared to $131 million last year and depreciation expense was $106 million, an increase of $16 million to last year. Cash flow for the consolidated company was $151 million for the year. The consolidated company ended the year with $61 million of cash and cash equivalents and $171 million of borrowings under our credit facility, which is consistent with our expectations communicated back to you in December. This compared to $69 million of cash and cash equivalents and $66 million of borrowings under our credit facility last year.

Our use of cash and debt over the last 12 months was the result of our share repurchase activity and our investment in Big Lots Canada, partially offset by cash generated by our U.S. business over the last year. We ended the year with 57.3 million shares outstanding.

Now moving to guidance for fiscal 2013, total sales for the consolidated company are expected to increase in the range of 2% to 3% compared to last year. The increase is driven by consolidated comp store sales in the range of flat to plus 1% along with sales in new stores. Please note that starting in fiscal 2013 we will report comp store sales on a US, Canada, and consolidated basis. A table summarizing our sales and comp guidance was included in today's press release.

We estimate income from continuing operations for the consolidated company in fiscal 2013 to be in the range of $3.05 to $3.25 per diluted share compared to adjusted income from continuing operations on a non-GAAP basis of $2.99 per diluted share in fiscal 2012.

We are operating under a 52-week retail calendar in fiscal 2013 as compared to 53 weeks last year. We estimate the benefit of the extra week in fiscal 2012 was approximately $0.05 per diluted share.

We expect this level of financial performance will result in cash flow of approximately $180 million. The average diluted share count is forecasted to be approximately 58 million for fiscal 2013.

For our U.S. operations, we estimate income from continuing operations to be in the range of $3.15 to $3.30 per diluted share compared to fiscal 2012 adjusted results of $3.21 per diluted share. This is based on a total sales increase of 2% to 3% and comp store sales in the range of flat to plus 1%. The gross margin rate is expected to be slightly higher than the adjusted rate for 2012 driven by lower than forecasted markdowns.

Expenses as a percent of sales are expected to increase slightly in this model with the majority of the increase coming from higher bonus expense. You may recall our 2012 operating profit was below plan for most of the year resulting in lower bonus and equity compensation-related expense. Excluding bonus, our expense leverage point is estimated to be a flat to slightly positive comp as leverage in Store Payroll, Distribution and Transportation, and Advertising are expected to be partially offset by higher Occupancy and Depreciation expense, along with normal merit and inflationary increases.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

Filling out the rest of the U.S. P&L for 2013, we expect net interest expense of approximately $3 million and the effective income tax rate is estimated at 39%.

For the year, capital expenditures in the U.S. are expected to be approximately $115 million to $120 million. Maintenance cap is expected to be about $40 million, which covers our stores, DCs, and the general office. New store capital is estimated at approximately $30 million to $35 million for the opening of 50 new stores, and investments in certain other strategic initiatives will represent approximately $45 million to $50 million CapEx in 2013. These dollars will be focused on continued emphasis on new systems, including new warehouse management, HR, and real estate systems, the continuation of our full market remodel test program, and other certain real estate initiatives.

Depreciation expense in the U.S. is forecasted at approximately $110 million to $115 million against $103 million in 2012. Higher depreciation expense is primarily due to the new store growth, IT systems, our continued commitment to maintenance capital, and our real estate testing initiatives.

For our Canadian operations, we estimate a net loss in fiscal 2013 to be in the range of $3 million to $6 million, or $0.05 to $0.10 per diluted share. This compares to a net loss of $13.5 million, or $0.22 per diluted share, for fiscal 2012. This is based on total sales of $180 million to $190 million, an increase of 16% to 23%, and a comp store sales increase in the range of 15% to 22%. We expect sales dollars per quarter to begin to reflect a more normal retail seasonal pattern throughout the year.

CapEx for Canada is expected to be $7 million to $8 million, resulting primarily from maintenance capital and the new store openings and rebrandings that Chuck mentioned earlier. Depreciation expense for Canada is expected to be in the neighborhood of $3 million.

Moving to first quarter guidance, we estimate income from continuing operations for the consolidated company to be in the range of $0.53 to $0.65 per diluted share, compared to adjusted income from continuing operations of $0.68 per diluted share for the first quarter of fiscal 2012. This is based on a consolidated comp store sales decrease in the range of 1% to 3%.

Income from U.S. operations is expected to be in the range of $0.63 to $0.70 per diluted share compared to last year's $0.77 per diluted share. Comp store sales are expected to be a decline in the range of 1% to 3% corresponding to a total U.S. sales increase in the range of 1% to 3%.

The gross margin rate for the first quarter of fiscal 2013 is expected to be below last year. Our expense rate is also anticipated to be above last year as a result of the negative low single-digit comp, higher Occupancy and Depreciation, and higher incentive-related costs.

In terms of our Canadian operations, we expect a net loss in the range of $3 million to $6 million, or $0.05 to $0.10 per diluted share, compared to a net loss of $6.1 million, or $0.09 per diluted share, last year. This is based on a total sales number of $35 million to $39 million, a 9% to 20% increase over last year, and a comp store sales increase in the range of 9% to 20%.

Now back to Steve for some closing remarks.

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

We covered a lot of ground this morning recapping the results from 2012 and providing our initial financial expectations for fiscal 2013. I want to wrap up today's prepared remarks with my thoughts on the new year -- where we have made changes and what will drive the business, and what is the status of certain testing initiatives.

You've have heard me say for seven-plus years now people make all the difference. Mid-year 2012 we made a change returning John Martin to the role of Head Merchant, someone who knows our business and I trust his judgment and instincts. He and I spent the better part of the Fall season evaluating our merchant teams. This led to some pretty significant changes in merchant leadership over the last several weeks.

Let me start with Consumables. Over the years, it has grown into a large and extensive business. We believe we can improve our focus and execution by separating this category into two distinct businesses, Food and Consumables. Each represents approximately 15% of the total U.S. business.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

We have tapped into the bench strength of our existing merchant team for the divisional merchandise managers. In the case of Food, the DMM has an extensive background in the category with the added benefit of experience in refrigerated food and cooler rollout programs. In the balance of Consumables, the DMM has been successful in Consumables in the past, has extensive experience in managing closeouts at Big Lots, and has a strong relationship with our closeout vendor base.

The second change is in the Home business. It is not a secret that it has struggled for some time. We have appointed a new DMM there also, a merchant with a background in Home, both at retail and on the vendor side, who has been running our Global Sourcing efforts for many years.

The final key merchant change happened as early as last week and involves Canada. I asked one of our more experienced U.S. merchants to take over the lead role of merchandising efforts at Big Lots Canada. This person has been instrumental in our growth in the Seasonal and Furniture categories, two key differentiating opportunities in Canada. He also understands closeouts and the Big Lots way of merchandising.

So in summary, we have addressed leadership in two underperforming U.S. businesses and in Canada. We have placed a successful merchant with specific Big Lots knowledge in a key leadership position to help Joe and his team continue to build this key element of our long-term growth strategy. I am confident these changes will help elevate our merchandising efforts as we move through 2013.

Next, there are three key testing initiatives in particular which we believe have shown some early potential for future sales opportunities. First is remodels.

Chuck mentioned some of the results and metrics. We have proven we can lift business. Can it be sustained is the question. Before making a broader company decision and a more extensive investment of time and capital, we need to be more confident in our answer so we will continue to test in 2013.

Between Chuck and I, we have personally been to both the Miami and Modesto markets, and the change of in-store experience and how our brand represents is significant and something we are proud of.

Next is coolers. Installation is now complete in 75 stores and five markets across the country. Merchandising of the product should be completed by the end of March. In the first five or six stores that do have product we have seen encouraging sales of refrigerated merchandise, but remember that is not our sole objective.

The goal is to increase the level of traffic to our stores by not only offering new product, but also having the ability to accept EBT and SNAP benefits. EBT and SNAP are available to a growing segment of the U.S. population base, a segment we cannot service today in our stores. With increased traffic, the goal is to encourage the customer to shop the entire store and drive a broad basket of goods, not solely refrigerated or frozen product. We anticipate we will be EBT and SNAP eligible during the latter part of Q2, so there is more patience and monitoring of results to come.

The third item is an update on our Rewards loyalty program. We have done a very good job of building a membership base with our current program and now have over 15 million members. We frequently send them online ad circulars or announce unique in-store events or merchandise arrivals.

In October, we began testing three new reward incentive offers designed to increase frequency. The tests are in approximately 190 stores and over 10% of the membership base. The early indicators have been encouraging as each of these tests has shown some level of improvement in sales and transactions.

These results are still very early and did occur during the high-traffic holiday period. We will continue to test through the Spring season, the Fall being the earliest date of any potential change or rollout.

On our last call I indicated to you my intentions to retire during 2013 as Chairman and CEO of Big Lots once my successor is named. Although the search committee has been diligently conducting a search, including both internal and external candidates, there is not an announcement today, nor do we have any indications one is imminent.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

However, situations do change, and in the event that this is my final conference call I want to say that I am incredibly proud of what has been accomplished over the last nearly eight years. Our WIN strategy has made meaningful improvements in merchandising, real estate, and operating expense. Our intense focus on quality, value and relevance, and merchandise assortment has been critical to our top-line growth.

Our sales of $5.4 billion represents a $1 billion increase over 2005 when we began our WIN journey. We also improved the quality of our store fleet from a location and condition of store perspective, and we lowered our expense base and maintained the low comp leverage point over time, something nobody believed we could deliver.

All combined, we took a business that was marginally profitable and posted six consecutive years of record earnings, growing EPS from $0.14 per share in 2005 to $2.99 per share in 2012. We have also generated nearly $2.5 billion of cash from operating activities and reinvested it in new store growth, in expansion into Canada, improvements in information technology, training and development for our associates, and returned it to you, our shareholders.

Since 2005, $1.9 billion has been invested to repurchase 71 million shares, or 62% of the share base, at an average price less than $27. All of this has been accomplished during the most volatile, uncertain economic periods in U.S. history, yet despite these unpredictable times we have maintained focus with a consistent goal of being nothing less than the best. I am confident that you will see this company get back on track in 2013.

The changes we have made in merchandising leadership, both in the U.S. and in Canada, will serve to refocus the team, improve performance, and generate profitable growth for years to come. I want to thank all of our associates, our Board of Directors, and you for the support during my tenure.

So with that I will turn the call back over to Andy.

Andy Regrut - Big Lots Inc - Director, IR

Thanks, Steve. David, we would now like to open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Nathan Rich, Citi.

Nathan Rich - Citigroup - Analyst

Thanks and congratulations on a strong quarter. Steve, you had mentioned the challenges that you guys have been seeing in the Home business and it seems like we should be seeing some changes to that category as we move forward. I would just be interested in getting your opinion of what needs to be done to improve trends in that category.

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

I kind of break it down into three areas. The Domestics business, or Linens and Domestics actually, has been pretty decent. We have a really strong focus and a very senior merchant who really understands that business.

The Housewares business, or the Tabletop business in particular, Cutlery and those areas, also we placed a really senior merchant who has many, many years of experience in that business. Quality and value need to increase in that area.

And the last area is the decorative part of the business, which is Home Decor, in particular Candles, Accessories, those kinds of things. We have really kind of lagged in the way of our performance. I think that is a quality issue and I think that is a value issue.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

We have really some exciting programs in there. I think you're going to see us take some very bold steps in the balance of the first and the second quarter to alleviate inventory that really needs to go away. My call for the third and the fourth quarter is that the Home business is going to be one of the leading categories in this business.

Nathan Rich - Citigroup - Analyst

Great, thanks. Then a question for TJ, if I could. You guided to cash flow of $180 million. Can you just help us think about how you are prioritizing uses of cash for 2013?

Tim Johnson - Big Lots, Inc. - SVP, Chief Financial Officer

Certainly, Nathan. I think near term we are certainly focused on executing the strategies that are out in front of us and kind of stabilizing our business, returning to that comp store sales number in a positive way as we move through 2013. We think it is in our best interest and shareholders best interest to focus on execution and stabilizing the business first.

We also think that given the effect we are in a transitionary period right now with leadership that it makes sense for us to pay down debt at this point and focus on operations and recognize that under new leadership there may be some interest in having a say in how we deploy our cash going forward and the Board is supportive of that.

Nathan Rich - Citigroup - Analyst

Great. Thanks so much and best of luck.

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

Good morning and congratulations on the quarter. Question about the tests that you are doing.

You had mentioned that Florida seems to be doing a fair amount better than California, the store tests. I was just wondering is there anything different about the two tests that you are doing, or why you think there could be a little bit of a variance in the response rate to either one.

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

Honestly, first off, it is moderately performing well. It is not significantly different than Miami.

I think the execution and the preparation for the transition was the key, and I think we learned a lot about that. We probably didn't speak to that in the script specifically. But the preparation of getting ready for the transition and executing that transition and then getting it accomplished was probably a little bit better prepared and executed in Miami than it was in Modesto.

And I think, in retrospect, that was one of the big takeaways that Chuck and I probably walked away with, and I know the field organization felt the same way. So I think it was early preparation and execution more than it is just the fact that one is in California or Miami.

We may have a little stronger base. You know, both of those markets, though, are about the same. Both Florida and California are both about the same size and number of locations. We have been there a long period of time and they know us pretty well.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

I will tell you, the economics in Florida, and I don't know if you have heard this from other people, finally have started to return and are a lot better. I am wondering if that is a little bit of it also. Everybody experienced some real challenges, particularly Florida, and Miami has a lot of consumers that are dependent upon retirement and income -- and monthly income.

The performance in the fourth quarter in Florida and the execution, clearly, because we have a really good group of people down there and we are real comfortable with how we are performing there. No less than California. But I see that things are happening a little bit more vibrantly in Florida, so that may be part of the issue, too.

Operator

Laura Champine, Canaccord.

Laura Champine - Canaccord Genuity - Analyst

Good morning. Steve, my question is really about the management transition. If you could talk about whatever you are comfortable talking about in terms of the kind of backgrounds you are looking at, where you are in the progress, how long you think it might take. Anything you are willing to give us, because it is obviously so important to the Company at this point.

Chuck Haubiel - Big Lots, Inc. - EVP, Legal & Real Estate, General Counsel & Corporate Secretary

Actually -- it is Chuck; I will jump in. Candidly, there is not a whole lot we have got to share right now. The fact of the matter is the Board Search Committee with Korn/Ferry have been working on this since mid-October.

I think it took us six or seven months or so to find Steve, so I think the timeline is probably something consistent. As Steve said earlier, they are working diligently towards finding his successor and you guys will know as soon as we do.

Operator

Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

Good morning. I guess I would like to just ask a question about as you divide up the Consumables. will there be a change in the focus and how the two halves are merchandised, a different emphasis on replenishment or close outs. How do you think that ends up looking to the customer? What kind of changes will they see?

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

Look, first and foremost, Meredith, we have got some really good people who have been with the Company and really understand that business. I think we really like the closeout business and every time our business really is infused with really good quality closeouts that business trend gets better and better, particularly in the Consumables end of the business. The merchant who is leading that process has been involved in that business and really understands the vendor base really, really well.

In all actuality we have seen a lot of really good deals. I am sure you are in our stores and you have seen some of the high-end branded merchandise that is in the store, particularly in Chemicals right now and in Paper. What you see there is only going to continue to roll in because there is more coming at this particular point.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

I think on the Food end of the business what we are really looking for is a leveling between the closeout part of the business, which helps an awful lot, and understanding what is going to drive day in and day out customer bases. So there are never out programs that continue to be developed. Fresh Finds continues to do great. International Foods continues to do great. I think you are going to continue to see growth in that.

But I think we wanted an expert who really understood and who could really help us through the process of coolers and freezers and how that is, hopefully, going to impact the transactional activity that we have in our stores.

So I think you are not going to see significant change other than the fact that now that we have two Vice President Divisional Merchandise Managers who can take the time -- and we infuse closeout specialists independently in that business at the same time we just can spend more time working with our vendor base and making sure there is a better flow of closeouts. We actually have seen a better flow of that and I think you will see it improving going forward into the second and third quarter and the balance of the year.

So letting someone divide and conquer, I think, in this particular case was probably a really good decision, plus the businesses are so big. They are so big and they need individual management.

Operator

Patrick McKeever, MKM Partners.

Hearing no response we move next to Peter Keith, Piper Jaffray.

Jon Berg - Piper Jaffray - Analyst

Great thanks. Good morning, this is Jon Berg on for Peter. Thanks for taking our question.

Just I guess first in terms of zone pricing I was wondering if you could give us a little more detail on how you are testing it by region, category, or both. Then if you do end up rolling it out across the chain, do you think it could be a bigger gross margin driver or sales driver? Thanks.

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

I don't think we spoke to zone pricing, Jon. And although we are testing it, is way too early preliminarily for us to have a discussion about that.

Jon Berg - Piper Jaffray - Analyst

Okay, thanks. I guess just one other quick one then. Is there anything near term you guys are working on to adjust your advertising strategy to drive traffic or awareness in your stores?

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

Yes, quite a bit actually and, again, we didn't really refer to it in the script. We have hired an ad agency that we did make public in December, and we have got a complete new branding strategy that actually you will see break this weekend with our first piece. The new television and strategy that is all about the deal is what the focus will be, you are going to start seeing in mid to late March. So there is quite a bit going on there.

We have also repositioned some of the print advertising and the distribution of the print advertising into the mid to latter part of the first quarter. For an example, I am taking a good, hard look at the second, third, and fourth quarter at this particular time, too, but not much to talk about other than the changes that I know we have made.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

You are going to see it pretty extensively in print. You are going to see it pretty extensively in media, and probably by the first of April, you are going to see some what we consider to be changes in signing and presentation and how we go about addressing the customers in the stores also at the same time. It is not just a concept. It is all about really addressing the consumer, so there is quite a bit of change coming in marketing.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Good morning. Sorry about that earlier. I think I just got cut off.

I don't know -- I missed a little bit of the call but just hoping to get some additional details on the frozen and refrigerated food tests. Just anything from the number of cooler doors to the variety of products that you are selling to where you are planning to be from a pricing standpoint versus some of your competitors. How you are going to advertise, just given the fact that you're only doing the test in five markets and can't do a national campaign?

Then just lastly, on the coolers as you look to potentially rolling them out to the chain in 2014 what might be some of the specific hurdles that you're looking at either from a traffic standpoint or a profitability standpoint?

Tim Johnson - Big Lots, Inc. - SVP, Chief Financial Officer

There is about half a dozen questions in there I think. I will try to address as many of them as we can.

I think, first off, Patrick, on some of the questions you were way ahead of us in terms of what we are going to be comfortable speaking to specifically. This is a test for us in 75 stores, so it would be way premature to talk about any kind of roll out in 2014 or beyond.

I think you got to start at a real high level. Our sole focus here is to try to increase foot traffic to the store so that we can hopefully convert more customers and drive transactions and, therefore, comps.

Really all we know so far is that we have got 75 stores with coolers installed. Typically it's nine or 10 doors, a broad selection of refrigerated as well as some frozen products, and in a handful of stores we will test cold beer.

We have seen enough to know in the first four or five or six stores that actually have product in them that the customers are finding it. They are responding to it. But, again, our focus isn't to sell lower margin frozen food. Our focus is to drive traffic and transactions to the store and encourage customers to shop the entire store.

So how do you do that? That is where the EBT and SNAP eligibility becomes so important to the project and so important to understanding the results, and that will not hit stores until the latter part of second quarter.

So we are way early here; we wanted to update you on where we were. I believe you have actually been in one of the markets, if I remember right; there is five of them across the country, and we are excited to learn about it.

But, again, I think it is important to understand there is a cost associated with this. Solely selling lower margin products will not make it work. We need the customer to shop the entire store and we need to increase foot traffic.

Additionally, there is two or three different locations within the store that we are trying to understand where does it best fit, where does the customer find it the most, and how can we minimize the amount of product that gets displaced? So still a lot of learning, but to date we have been pleased with what we have learned and we are looking forward to the second quarter.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

I will add to that too, Patrick, because you asked a couple of questions. Even though it is not something that we can market on a national basis, the 75 stores, we have done it in markets specifically, so that if we decide we want to make that decision to do it in print, we clearly have no issue doing that. We have the capability of marketing by marketplace and by district.

So we will be able to do that when and if we are comfortable and wanting to do that, which I am sure at some point probably into the third quarter we will do that.

The second piece is there really are no barriers to entry other than the fact that we need to figure out in the balance of the chain at some point how many stores we are going to be capable of putting it in and how many we are not. But from a capital standpoint there are no barriers. We understood that before we got into the program.

When we want to roll it forward, we can roll it forward. Whether we roll it forward in 2014 or in pieces over a couple of years that is still to be discussed, but remember we are just in its infancy so we need to learn an awful lot before we do that.

Operator

Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank Research - Analyst

Good morning. Steve, TJ, given what you saw from the consumer the last few weeks of January and all the headlines given the payroll tax increase and delayed refund checks, the guidance for Q1 is very much understandable. But I am just looking for a little bit more color on most recent trends, just given the expectation for sales to gradually increase over the balance of the year.

Have you seen a bump in some of the more discretionary categories, particularly higher ticket such as Furniture, the last few weeks? Then, second, regarding first quarter guidance on gross margins, is that mostly due to mix or more aggressive pricing plans or mark downs? How should we think about first quarter gross margins?

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

I will address both of those questions and the second one first. The answer is yes to that exactly. Mix of the business and more aggressive markdowns just because we want to make sure that we are moving on Home and a few of the other businesses is the cause for the margin pressure in the first quarter. We think things will get better as they go forward.

I think the answer to the first question is a little longer, and let me tell you how we were kind of looking at it when we sat down with the Board and everybody as far as the plan goes for the year. The third quarter of last year was really challenging. The fourth quarter improved, and we saw trends improve up until those last -- about the 15th of January through about the first week of February.

And although I think the guidance for the first quarter is right where we believe we are comfortable with, the trends when checks came out -- and by the way, you can track them. We track them on a daily basis. We are still running around $25 billion behind at this particular point.

Where we saw jumps from one year to the other year, this year to last year, discretionary businesses actually did improve. I would tell you the last couple of weeks have clearly been better than the last two weeks of January and the first week of February and the discretionary business is monetized.

We just had Friends and Family -- many of you have followed us for a long period of time and know that we run three major Friends and Family events, which are huge days for us, over this past weekend and we were pleased with the results. Actually, across the board there was not one single division that didn't perform well on Saturday and Sunday on two of the -- well, Sunday was one of the biggest days. It would have been the biggest, I believe, ever for the quarter.

So I think we see some light at the end of the tunnel is probably the best way to put it.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - SVP, Chief Financial Officer

Paul, just to add to what Steve said, when he is referring to checks, as hopefully everybody understands -- I think it has been pretty well written out there -- the income tax refund cycle is certainly off the last year. Whether you receive a check or whether you get it direct deposited, in round numbers on any given day, we are $25 billion to $30 billion, with a B, behind last year.

We started to recognize that very early on at the end of January, beginning of February. We noticed it in big-ticket businesses, particularly Furniture, and even Lawn and Garden and Patio and some of those areas.

When checks started to flow really in earnest in probably the second week of February, to no surprise, our business started to improve. Trends in Furniture and other bigger ticket categories started to improve, so we are hopeful that that dislocation is behind us. We felt the impact of it in fourth quarter and early February.

Really what we based our first-quarter guidance on, Paul, was trends that we have seen more recently in really weeks two, three, and four of February and to start the month of March.

The second part of your guidance question around comp trends improving the balance of the year, you are correct; it would be our expectation that again once we move forward here in the first quarter and we have got a level playing field on funds and payroll tax. We start to understand our business a little bit better.

Clearly, at least in our estimation, weather has not been our friend so far this quarter. In areas of the country where weather is more normal or warmer we get a different result in Seasonal, so we would expect those trends to improve. That is one of our larger growth categories for the Spring season and, again, we do a lot of volume in the balance of first and into the second quarter in Seasonal.

To Steve's point earlier, too, it is no surprise our Consumable business was difficult last year. And while there are good early signs, there is also product flowing and deals flowing and relationships being built or mended in certain areas. We expect deals to flow in Consumables.

And recognize we are achieving some of these results with one of our categories, as Steve mentioned, Home, still having a difficult time. We would expect that to improve gradually as the year goes on.

So from a merchandising standpoint, whether there are specific initiatives or whether they are improving the execution compared to last year, with some of the changes that were announced today we feel comfortable that we will return to positive comps as the year goes on.

Operator

Jeffrey Stein, Northcoast Research.

Jeffrey Stein - Northcoast Research - Analyst

Question for Joe. I know earlier last year, guys, you were hoping that Canada would be in the breakeven-ish area for this year. The loss you are projecting isn't significantly off of that.

But I am just curious relative to where you were, let's say, six, nine months ago what has changed in Canada? Are you looking perhaps at a slightly lower sales build or is the difference in the P&L coming out on the gross margin and expense side? Then I have a follow-up.

Tim Johnson - Big Lots, Inc. - SVP, Chief Financial Officer

Jeff, it's TJ. A couple factors to consider. When we first purchased the business -- this goes back 18 months -- we said our target was to breakeven in 2013. Clearly, we have learned a lot in the last 18 months and, candidly, we closed a handful more stores than we would have anticipated. So that is one factor to consider.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

And we have been probably a little more cautious to move into rebranding and opening new stores than earlier considered.

I think from a sales perspective, to specifically answer your question, in the prepared remarks we talked about a little bit softer January and start to February in Canada, mirroring the trends we saw here. So our sales expectation coming into 2013 is probably slightly lower than we would have thought 90 days ago or a couple quarters ago.

I think the team there has refocused on managing inventory and improving margins, and we have seen some improvement in that regard. But I also think it is important to understand we're trying to build a business in Canada and there are certain investments or expenses that we have made the collective decision or the planned decision to invest in now for the future, specifically in areas of rebranding, as Chuck mentioned.

Also in terms of supply chain and logistics. Some things we need to do there to make sure that we can flow product to the stores in a way that the customer understands and wants it, which might be different than here in the U.S.

So there has been a lot of learnings on the merchandising side, some additional thoughts around investing in the expense base that might not have been originally considered, and also we are going to test some marketing this year to understand what that could potentially mean.

So the landscape has changed. It doesn't change our point of view at all that Canada is a long-term growth vehicle for this company. Even the guidance that we gave today, clearly there is a significant amount of progress that is being forecasted and planned for 2013 compared to last year or a few years ago. So we feel very good about that (technical difficulty).

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

Any changes in the competitive backdrop over the past three months that you have observed, particularly as it relates to Consumables pricing? And also any updated thoughts on the closeout pipeline?

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

No, as far as a competitive nature. From our perspective we are always competitive and that is just part of our mantra.

As far as the closeout pipeline, it's good and you will see quite a bit in Consumables, in particular as I alluded to the Chemical end of the business, the Paper end of the business. Food is decent.

We actually have, for the first time in many, many years, a sizable Seasonal closeout that is just hitting stores. You probably wouldn't have seen it yet and it will probably be set up in all the stores in the next couple, three weeks.

So we feel good about the flow. We feel good about the flow. The new closeout people are really active and they are out there and establishing and growing relationships. So it is a real focus for John, I know that, specifically with the merchants and I believe it will continue to get better as we go forward at the end of the first, into the second.

Operator

Anthony Lebiedzinski, Sidoti & Company.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. Just wanted to follow-up on a prior question. So, as I heard, Q1 gross margin will be below last year but for the full year you expect that to be up. So was wondering what gives you the confidence to think that you will be able to actually improve the gross margin during Q2 to Q4?

Tim Johnson - Big Lots, Inc. - SVP, Chief Financial Officer

Two things, Anthony; it's TJ. I think, first off, we have plans for our Seasonal business to be a leading category this year. That is a high margin business, as you know.

We have expectations that our Home business will improve throughout the year, just not in the front half of the year but throughout the year. And that is a higher margin business. And we have expectations that we will not spend the kind of markdowns that we spent, particularly in the third and fourth quarter last year, again this year.

I think if you'll recall we had taken some pretty sizable positions, particularly in Home, but in other categories around pallet positions and some, I will call it, more towards opening price point type items that, in retrospect, we weren't as happy with the performance and quality, but clearly we needed to liquidate that product. So it came at a cost in the back half of the year.

From an execution standpoint, based on some of the management changes that Steve talked about, our expectation would be we would not repeat those kind of mistakes. So it is a combination of two things, improvement in the mix as we move through the year and lower markdowns.

Operator

Morris Ajzenman, Griffin Securities.

Morris Ajzenman - Griffin Securities - Analyst

Good morning. A follow-up on the gross margin questions previously placed to you guys.

Over the last several years, gross margins have probably drifted down about 100 to about 120 basis points. My question is for the year you are guiding up, I guess, modestly improving gross margins. You gave an explanation on the previous question there for that.

But where should that ultimately be? Should we get back to the 41% gross margin level, or has there been a change in the business model and in the merchandising where the gross margin is in the low to mid 39% range is more appropriate? If you can just expand on that, please.

Tim Johnson - Big Lots, Inc. - SVP, Chief Financial Officer

Morris, it is TJ. I think what we are comfortable expanding on is the fact that we think it will improve this year. To speak to 2014, 2015, or beyond, or some target of 41%, I think you said, is way premature at this point.

I think it is important to understand as we think about our business it has got to be all about gross margin dollars and really leveraging the cost structure in the business and not focusing our merchants on being required to deliver a certain percentage. Because, again, in our business it has to be all about great value and competitive pricing, and we wouldn't want to compromise that.

So we are not in a position today to talk to a long-range gross margin rate target or goal, but we do feel comfortable that this year there is enough opportunity to improve.

Operator

David Mann, Johnson Rice.

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MARCH 06, 2013 / 1:00PM, BIG - Q4 2012 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice & Company - Analyst

Thank you, good morning. A couple of questions. First of all, going back to the question about Canada. Obviously you're making some great progress there; sales are improving nicely. I am just curious; can you explain why there is the need for the change in merchandising personnel there?

Steve Fishman - Big Lots, Inc. - Chairman, President & CEO

David, that was Joe and I sitting down and really talking in great detail. One of the things that we just have learned consistently over time is that when you know the Big Lots way and you understand the business and you have been with the Company for a while there is great value in it.

We had the unique opportunity, just because of the years of development and training that we have with our organization, to take a merchant that both Joe really thinks a lot of and I do also myself personally -- has tremendous experience in this company. He has been here longer than I have been with the Company; he was there when I came here. And had done an unbelievable job with the Furniture business and with the Seasonal business and has been involved in the Home business his entire career.

Really understands how to navigate throughout the building here in the United States and we thought that that would just be a huge advantage for the Canadian operation at the same time. Bob was willing to take on the challenge and we asked him to move up there and take on that role. I just think it is going to be a huge benefit for us and I know Joe believes that, too.

Operator

Ladies and gentlemen, a replay of the call will be available to you within the hour and will end at 11.59 p.m. on Wednesday, March 20, 2013. You can access the replay by dialing toll-free US and Canada 888-203-1112 and entering pass code 8792412. International dialers dial 719-457-0820 and entering pass code 8792412.

Now I would like to turn the call back over to our speakers for any closing remarks.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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